 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2010

PepsiCo, Inc.
(Exact Name of Registrant as Specified in Charter)

North Carolina	1-1183	13-1584302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Anderson Hill Road Purchase, New York 10577
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (914) 253-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On December 1, 2010, PepsiCo, Inc., a North Carolina corporation (the “Company”), Pepsi-Cola (Bermuda) Limited, a wholly owned subsidiary of the Company (“PCBL”), Gavril A. Yushvaev, David Iakobachvili, Mikhail V. Dubinin, Sergei A. Plastinin, Alexander S. Orlov, Mikhail I. Vishnaykov, Aladaro Limited, Tony D. Maher, Dmitry Ivanov, Wimm Bill Dann Finance Cyprus Ltd., a wholly owned subsidiary of WBD (defined below), and Wimm-Bill-Dann Finance Co. Ltd., a wholly owned subsidiary of WBD (defined below) (each, a “Seller” and collectively, the “Sellers”), entered into a Purchase Agreement (the “Purchase Agreement”).

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, PCBL will acquire American Depositary Receipts, Global Depositary Shares and ordinary shares, par value 20 rubles per share (collectively, “WBD Securities”), of Wimm-Bill-Dann Foods OJSC, a company incorporated in the Russian Federation (“WBD”), representing, in the aggregate, 66% of the total outstanding ordinary shares of WBD, for an aggregate purchase price of approximately US$3.8 billion in cash.  Certain Sellers have entered into pledge and similar agreements for the benefit of PCBL with respect to WBD Securities to secure their obligations under the Purchase Agreement.

Consummation of the transaction is subject to various conditions, including the absence of legal prohibitions and the receipt of certain regulatory approvals.  Consummation of the transaction is not subject to a financing condition.

The Purchase Agreement contains termination rights for both PCBL and the Sellers.  The Purchase Agreement automatically terminates if the consummation of the transactions contemplated by the Purchase Agreement have not occurred within 7 months after the signing date.  The Purchase Agreement restricts the right of Sellers to transfer their shares for specified periods if the Purchase Agreement is terminated under certain circumstances.

The foregoing summary of the Purchase Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.

The Purchase Agreement has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company, PCBL or WBD.  The warranties and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, PCBL or WBD.  Moreover, information concerning the subject matter of the  warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01.         Regulation FD Disclosure.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Attached as Exhibit 99.1 and incorporated by reference into this Item 7.01 is a copy of the joint press release dated December 2, 2010 issued by PepsiCo, Inc. and Wimm-Bill-Dann Foods OJSC.

Item 9.01.          Financial Statements and Exhibits.

(c) Exhibits

2.1
Purchase Agreement dated as of December 1, 2010 among PepsiCo, Inc., Pepsi-Cola (Bermuda) Limited, Gavril A. Yushvaev, David Iakobachvili, Mikhail V. Dubinin, Sergei A. Plastinin, Alexander S. Orlov, Mikhail I. Vishnaykov, Aladaro Limited, Tony D. Maher, Dmitry Ivanov, Wimm Bill Dann Finance Cyprus Ltd. and Wimm-Bill-Dann Finance Co. Ltd.

99.1	Joint Press Release dated December 2, 2010 issued by PepsiCo, Inc. and Wimm-Bill-Dann Foods OJSC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPSICO, INC.

Date:	December 2, 2010	By:	/s/ Thomas H. Tamoney, Jr.
			Name:	Thomas H. Tamoney, Jr.
			Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
2.1
Purchase Agreement dated as of December 1, 2010 among PepsiCo, Inc., Pepsi-Cola (Bermuda) Limited, Gavril A. Yushvaev, David Iakobachvili, Mikhail V. Dubinin, Sergei A. Plastinin, Alexander S. Orlov, Mikhail I. Vishnaykov, Aladaro Limited, Tony D. Maher, Dmitry Ivanov, Wimm Bill Dann Finance Cyprus Ltd. and Wimm-Bill-Dann Finance Co. Ltd.

99.1	Joint Press Release dated December 2, 2010 issued by PepsiCo, Inc. and Wimm-Bill-Dann Foods OJSC